As filed with the Securities and Exchange Commission on May 1, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)
____________________

Delaware	33-0145723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1048 Industrial Court
Suwanee, GA 30024
(858) 726-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

Jeffry R. Keyes
Chief Financial Officer
Digirad Corporation
1048 Industrial Court
Suwanee, Georgia 30024
(858) 726-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________
Copies to:
Adam W. Finerman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
 ____________________
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
____________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.0001 per share	610,000(3)	$4.46	$2,720,600	$316.14

(1)
Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder include such indeterminate number of additional securities as may from time to time be issued at currently indeterminate prices and as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the securities being registered hereunder.

(2)
The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low reported sale prices of our common stock on April 29, 2015, as reported on the NASDAQ Global Market.

(3)
Represents shares issued pursuant to that certain Agreement of Merger and Plan of Reorganization dated March 5, 2015, by and among Digirad Corporation, Maleah Incorporated, MD Office Solutions, and the stockholders of MD Office Solutions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 1, 2015
PROSPECTUS
610,000 SHARES
DIGIRAD CORPORATION
Common Stock ($0.0001 par value)

This prospectus relates to the resale, from time to time following the date hereof, of up to 610,000 shares of the common stock, par value $0.0001 per share, of Digirad Corporation by the selling stockholders named in this prospectus or their donees, pledgees, transferees or other successors-in-interest.  The shares offered hereby were issued in connection with our acquisition of MD Office Solutions on March 5, 2015. We are registering the offer and sale of the shares to satisfy certain registration rights we have granted to the selling stockholders in connection with our acquisition of MD Office Solutions.
All of the shares offered hereby are being sold by the selling stockholders named in this prospectus, and we will not receive any proceeds from sales of these securities. We will bear the costs and fees of the registration of the shares, and the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. See “Use of Proceeds” beginning on page 10.
The prices at which the selling stockholders, which term as used herein includes the donees, pledgees, transferees or other successors-in-interest of any selling stockholder, may dispose of their Digirad shares or interests therein will be determined by the selling stockholders at the time of sale and may be at the prevailing market price for the shares, at prices related to such market price, at varying prices determined at the time of sale, or otherwise as described under the section of this prospectus under “Plan of Distribution” beginning on page 11. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares or interests therein under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. The selling stockholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.
Our common stock is listed on the NASDAQ Global Market, or Nasdaq, under the symbol “DRAD.” On April 30, 2015, the last reported sale price of our common stock on Nasdaq was $4.21. We maintain our principal executive offices at 1048 Industrial Court, Suwanee, GA 30024. Our telephone number is 858-726-1600.
Investing in our shares involves risk. You should carefully consider the risks that we have described in this prospectus before you invest. See “Risk Factors” beginning on page 5.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is , 2015

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.
All references to “Digirad,” “Company,” “we,” “our” or “us” refer solely to Digirad Corporation and not to the persons who manage us or sit on our Board of Directors or are our stockholders. Reference to “selling stockholders” refers to those stockholders listed herein under “Selling Stockholders” beginning on page 11 of this prospectus, who may sell shares from time to time as described in this prospectus. All trade names used in this prospectus are either our registered trademarks or trademarks of their respective holders.
No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Digirad, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read the entire prospectus carefully, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, as well as the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.
The Company
Our business was originally incorporated in California in November 1985 and we reincorporated in Delaware in January 1997. Digirad delivers convenient, effective, and efficient diagnostic solutions on an as needed, when needed, and where needed basis. We are one of the largest national providers of in-office nuclear cardiology and ultrasound imaging services, and also provide cardiac event monitoring services. These services are provided to physician practices, hospitals and imaging centers through our Diagnostic Services business segment. We also sell medical diagnostic imaging systems, including solid-state gamma cameras for nuclear cardiology and general nuclear medicine applications, as well as provide service on the products we sell through our Diagnostic Imaging business segment.
We were the first to commercialize solid-state nuclear gamma cameras for the detection of cardiovascular disease and other medical conditions. Our imaging systems are sold in both portable (i.e., movable) and fixed (i.e., stationary) configurations, and provide enhanced operability, improved patient comfort, and can result in lower healthcare costs. Our triple-head Cardius® 3 XPO system provides significantly shorter image acquisition time when compared to traditional vacuum tube cameras. Our ergoTM portable imaging system is a large field-of-view general purpose imager featuring a sleek ergonomic design that offers clinical versatility and high performance. The ergoTM expands our reach beyond nuclear cardiology into general nuclear medicine with applicability to various disease states. The ergoTM can be used in the intensive and critical care units, pediatrics, trauma units, patient floors, emergency and operating rooms, women’s health, or research areas. Our nuclear cameras fit easily into floor spaces as small as seven feet by eight feet and facilitate the delivery of nuclear medicine procedures in a physician’s office or an outpatient hospital setting.
Through Diagnostic Services, we offer a convenient and economically efficient imaging services program as an alternative to purchasing a gamma camera or ultrasound equipment, or as an alternative to outsourcing the procedures to another physician or imaging center. For physicians who wish to perform nuclear imaging, echocardiography, vascular or general ultrasound tests, or any combination of these procedures in their offices, we provide the ability for them to engage our services, which includes the use of our imaging system, qualified personnel, and related items required to perform imaging in the their own offices and bill Medicare, Medicaid, or one of the third-party healthcare insurers directly for those services. Diagnostic Services segment’s services are also used by large and small hospitals, multi-practice physician groups, and imaging centers. The flexibility of our products and our Diagnostic Services segment’s services allow physicians to ensure continuity of care and convenience for their patients and allows them to retain revenue from procedures they would otherwise refer to imaging centers and hospitals. Diagnostic Services segment’s services are primarily provided to cardiologists, internal medicine physicians, and family practice doctors who enter into contracts for a set number of service days ranging from once per month to five times per week. We experience some seasonality in our Diagnostic Services business related to vacations, holidays, and inclement weather. Most of the Diagnostic Services business focuses on cardiac care. Many of the physicians who use Diagnostic Services segment’s services are reliant on reimbursements from Medicare, Medicaid, and third-party insurers where, in the past, there has been downward price pressure and uncertainty of reimbursement rates due to factors outside the physicians’ control. The uncertainty created by the 2010 healthcare reform laws, Congress’ continued deferred action on the Sustainable Growth Rate reimbursement factor (which is part of the Relative Value Unit calculation of reimbursements for all medical codes associated with the physician fee schedule), and other legislation has also impacted our business in the past, and will likely have some impact on our business in the future. Future changes and impacts may require modifications to our current business model in order for our physician customers and us to maintain a viable economic model.
Through Diagnostic Services, we also offer an outsourced cardiac event monitoring service through our Telerhythmics business. Providing these services offers flexibility and convenience to our customers who do not have to incur the costs of staffing, equipment, and logistics to monitor patients as part of their standard of care. Our cardiac event monitoring services are provided primarily through an independent diagnostic testing facility model which allows us to bill Medicare, Medicaid, or one of the third-party healthcare insurers directly for services provided. As such, our cardiac event monitoring services are subject to reimbursements from Medicare, Medicaid, and third-party insurers which are subject to change on a periodic basis. Our cardiac event monitoring services are mainly provided to physician practices and hospitals.

Our Diagnostic Imaging segment’s revenue is derived primarily from selling solid-state gamma cameras and post-warranty camera support contracts. We sell our imaging systems to physician offices, hospitals, and imaging centers primarily in the United States, although we have sold some imaging systems internationally. We have relationships and agreements with distributors around the world and believe over time we will continue to develop these relationships to the point where we can eventually grow our sales outside the United States.
Diagnostic Services
Diagnostic Services offers portable nuclear and ultrasound imaging services. We have obtained Intersocietal Commission for Nuclear Cardiology Laboratories (ICANL) and Intersocietal Commission for Echocardiography Laboratories (ICAEL) accreditation for our services. Our nuclear modality services include an imaging system, a certified nuclear medicine technologist and a cardiac stress technician (often a certified or trained nurse or paramedic), the supply of radiopharmaceuticals, and required licensing services for the performance of nuclear imaging procedures under the supervision of physicians. Our licensing infrastructure provides the radioactive materials license, radiation safety officer services, radiation safety training, monitoring and compliant policies and procedures, and the quality assurance function to ensure adherence to applicable state and federal nuclear regulations. The ultrasound imaging service is similar, in that we provide the ultrasound equipment and an experienced ultrasound technologist to perform the service.
Our portable nuclear imaging operations use a “hub and spoke” model in which centrally located regional hubs anchor multiple van routes in the surrounding metropolitan areas. At our Diagnostic Services hubs, clinical personnel load the equipment, radiopharmaceuticals, and other supplies onto specially equipped vans for transport to the physician’s office or other customer locations, where they set up the equipment for the day. After quality assurance testing, a technologist under the physician’s supervision will gather patient information, inject the patient with a radiopharmaceutical, and then acquire the images for interpretation by the physician.
We provide nuclear and ultrasound services primarily under contracts for services delivered on a per-day basis. Under these agreements, physicians pay us a fixed amount for each day and they commit to the scheduling of a minimum number of service days during the contract term, which typically runs for one year, as well as a variable cost associated with the associated volume of patients utilizing our services and radiopharmaceuticals. The same fixed payment amount is due for each day regardless of the number of patients seen or the reimbursement or payment obtained by the physician, practice, hospital, or imaging center.
On March 13, 2014, we acquired 100% of the membership interest of Telerhythmics, LLC. Telerhythmics is a provider of 24 hour cardiac monitoring services by critical care trained registered nurses who maintain expertise in adult and pediatric electrophysiology. Telerhythmics and Digirad have a similar customer base, yet with only minor overlaps in current customers. We believe this similar customer base will allow us to leverage each company’s strengths to grow sales and also diversify Digirad service offerings. The activities of Telerhythmics are included in the Diagnostics Services business segment.
Our cardiac event monitoring services are provided via a call center based operation in Memphis, Tennessee, and services customers throughout the United States on an outsourced basis to hospitals and physician practices. For these services we operate under an independent diagnostic testing facility model which allows us to bill Medicare, Medicaid or one of the third-party healthcare insurers directly for services provided.
Our Products
Digirad sells a line of nuclear imaging cameras for nuclear cardiology and general nuclear medicine applications. Our cameras are used in hospitals, imaging centers, physician offices and by mobile service providers. The central component of a nuclear camera is the detector and it ultimately determines the overall clinical quality of the image a camera produces. Our nuclear cameras feature detectors based on advanced proprietary solid-state technology developed by us. Solid-state systems have a number of benefits over conventional photomultiplier tube-based camera designs typically offered by our competitors. Our solid-state technology systems are typically 2 - 5 times lighter and considerably more compact than most traditional nuclear systems, making them far easier and less costly to build, very reliable, and able to be utilized for mobile applications. We are a market leader in the mobile solid-state nuclear camera segment.
Our Cardius® family of dedicated cardiac SPECT solid-state imagers are noted for their compactness, portability, and unique upright imaging capabilities that make it possible to image patients up to 500 pounds in a sitting position. Upright imaging makes it possible to image large bariatric, chronic obstructive pulmonary disease (COPD), or claustrophobic patients that typically could not be imaged lying down on competitive systems. We offer fixed dual-head and triple-head cardiac camera models for dedicated use within a facility and portable configurations that make it possible to move the system to provide service to multiple rooms or sites. Our Cardius® XACT SPECT/CT system features a triple-head design and a low dose volume CT attenuation correction methodology, making it possible to perform studies faster with greater interpretation diagnostic confidence. Our XACT camera is sought by departments seeking to improve productivity, increase clinical accuracy, or employ new low dose clinical protocols.
Our ergoTM large-field-of-view imaging system is targeted to hospitals with multi-camera general nuclear medicine departments, academic centers, pediatric hospitals, regional trauma centers, women’s health centers, and cancer centers. Most general nuclear medicine departments have the need for a single-head planar portable camera for imaging patients more conveniently on hospital stretchers, for imaging patients that can not be moved, and for imaging patient’s at their bedside (pediatrics, intensive care units, critical care units, emergency rooms, surgical suites, women’s health clinics, or on regular patient floors). A single-head planar camera provides a more economical and convenient way to perform approximately 25% or more of all studies commonly performed in general nuclear medicine. It also opens the door to perform studies on critically ill patients in the patient’s room and the ability to perform molecular breast imaging protocols that offer new revenue generation potential while improving the standard of patient care.
Our Offices
We maintain our principal executive offices at 1048 Industrial Court, Suwanee, GA 30024. Our telephone number is 858-726-1600. Our website is located at www.digirad.com. The information on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it to be a part of this prospectus or any prospectus supplement. Our website address is included as an inactive textual reference only.
The Offering

Common stock offered by the selling stockholders:	610,000 shares of common stock, par value $0.0001 per share.
Use of Proceeds:	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these securities by the selling stockholder.
NASDAQ Global Market Symbol:	DRAD
Risk Factors:
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” beginning on page 5 of this prospectus. You should also refer to the other information in this prospectus, including our financial statements and the related notes incorporated by reference in this prospectus.

Background
Pursuant to the terms of an Agreement of Merger and Plan of Reorganization, dated March 5, 2015 (the “Merger Agreement”), by and among the Company, Maleah Incorporated (a subsidiary of the Company), MD Office Solutions and the selling stockholders named in this prospectus, we acquired MD Office Solutions upon the merger of Maleah Incorporated with and into MD Office Solutions (the “Merger”). MD Office Solutions survived the Merger as our wholly owned subsidiary. The Merger was effective March 6, 2015. We are registering the offer and sale of the shares offered hereby to satisfy certain registration rights we have granted to the selling stockholders in connection with the Merger pursuant to a Registration Rights Agreement, dated March 5, 2015 (the “Registration Rights Agreement”) between us the selling stockholders.

RISK FACTORS
An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement, our annual report on Form 10-K for the fiscal year ended December 31, 2014, our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2015 and other filings (including subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q) filed with the SEC which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or incorporated by reference in this prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any applicable prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.
Risks Related to this Offering and our Stock
The market price of our common stock may be volatile, and the value of your investment could decline significantly.
The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of new products by us or our competitors, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions. Some of these factors are beyond our control. Broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock, regardless of our financial condition, results of operations, business or prospects. It is impossible to assure you that the market price of our shares of common stock will not fall in the future.
Risks Related to Our Business and Industry
We may not be able to achieve the benefits of our restructuring efforts.
On February 28, 2013, we announced a plan to restructure our Diagnostic Imaging business to significantly reduce costs and focus on maximizing cash flow from our Diagnostic Services business. Restructuring efforts include many complexities, which include but are not limited to changing the way a business conducts operations, changing of key personnel, changing the process in how we manufacture and sell our products, modifying contracts, severing employees, and working with less resources. There is no guarantee that our restructuring efforts will increase profitability and cash flow in our Diagnostic Imaging business, and our efforts could cause unforeseen complexities and additional cash outflows.
Our revenues may decline due to reductions in Medicare and Medicare reimbursement rates.
The success of our business is largely dependent upon our medical professional customers’ ability to provide diagnostic care to their patients in an economically sustainable manner, either through the purchase of our imaging systems or using our diagnostic services, or both. Our customers are directly impacted by changes (decreases and increases) in governmental and private payor reimbursements for diagnostic services. We are directly and indirectly impacted by changes in reimbursements. For our businesses where we are indirectly affected by reimbursement changes, we make every effort to act as business partners with our physician customers. For example, in 2010, we proactively adjusted our diagnostic imaging services rates down due to the dramatic reimbursement declines that our customers experienced from the Centers for Medicare & Medicaid Services. Reimbursements remain a source of concern for our customers and downward pressure on reimbursements causes greater pricing pressure on our services and influences the buying decisions of our customers. Although the gap is closing, hospital reimbursements remain higher than in-office reimbursements. Our Diagnostic Imaging segment’s products are targeted to serve the hospital market. A smaller portion of our Diagnostic Services business segment operates in the hospital market.
Reductions in reimbursements could significantly impact the viability of in-office imaging performed by independent physicians, as well as the viability of our cardiac event monitoring services business. The historical decline in reimbursements in diagnostic imaging has resulted in cancellations of imaging days in our Diagnostic Services business and the delay of purchase and service decisions by our existing and prospective customers in our Diagnostic Imaging business. Declines in Medicare and Medicaid reimbursement for our relevant diagnostic services modalities are possible due to many factors, including but not limited to, the potential implementation of the federal sustainable growth factor (SGR). The SGR is part of the relative value unit (RVU), a formula that was enacted by Congress as part of the Balanced Budget Act of 1997 to control the cost of the Medicare program. It applies to all health services paid for by Medicare, not just diagnostic services. The application of the SGR has been delayed by Congress for many years, with annual delays of implementation each year. Adoption of SGR could result in Medicare cost reimbursements being reduced over 20% and would impact our business dramatically. There is no assurance that concepts surrounding SGR will be timely or favorably resolved, and if not favorably resolved, it could have a material adverse impact on our business.
Unexpected changes in our relationship with Emory Healthcare could result in a significant reduction in our sales and profits.
Emory Healthcare has contributed a high percentage of our consolidated revenue. For 2014, Emory Healthcare (Emory) represented 10.9% of our consolidated revenues and 14.3% of our Diagnostic Services revenues. Prior to 2014, Emory did not exceed 10% of our consolidated revenues, however, they were still a significant customer.
We expect that Emory will continue to be one of our most important customers, and it is possible our relationship could expand or contract in the future. Though we do not anticipate any near term changes in our relationship and believe we do have excellent relations with Emory, our business could be materially adversely affected if Emory terminates its arrangement with us, negotiates lower prices, or otherwise alters the nature of its relationship with us.
Our Diagnostic Services revenues may decline due to changes in diagnostic imaging regulations and the use of third party benefit managers by states and private payors to drive down diagnostic imaging volumes.
Nuclear medicine is a “designated health service” under the federal physician self-referral prohibition law known as the “Stark Law,” which states that a physician may not refer designated health services to an entity with which the physician or an immediate family member has a financial relationship, unless a statutory exception applies. Our business model and service agreements are structured to enable our physician customers to meet the statutory in-office ancillary services (IOAS) exception to the Stark Law, allowing them to perform nuclear diagnostic imaging services on their patients in the convenience of their own office. From time-to-time, the Centers for Medicare and Medicaid Services and Congress have proposed to modify the IOAS to further limit or eliminate this exception. Various lobbying organizations are pushing for, and the Medicare Payment Advisory Commission (MedPAC) is actively discussing, recommending that Congress limit the availability of the IOAS exception in order to reduce federal healthcare costs. Legislation has been introduced in prior Congresses to modify or eliminate the exception, but has not been enacted. The outcome of these efforts is uncertain at this time; however, the limitation or elimination of the IOAS exception could significantly impact our Diagnostic Services business segment as currently structured.
Our customers who perform imaging services in their office also experience the continuing efforts by some private insurance companies to reduce healthcare expenditures by hiring radiology benefit managers to help them manage and limit imaging. The federal government has also set aside monies in the 2009 recession recovery acts to hire radiology benefit managers to provide image management services to Medicare/Medicaid and MedPAC has recommended and the Centers for Medicare & Medicaid Services has, in the past, proposed legislation requiring Medicare physicians who engage in a relatively high volume of medical imaging be required to obtain pre-authorization through a radiology benefit manager. A radiology benefit manager is an unregulated entity that performs various functions for private payors and managed care organizations. Radiology benefit manager activities can include pre-authorization for imaging procedures, setting and enforcing standards, approving which contracted physicians can perform the services, such as requiring even the most experienced and highly qualified cardiologists to obtain additional board certifications, or interfering with the financial decision of the private practitioner by requiring them to own their own imaging system and not allowing them to lease the system. The radiology benefit managers often do not provide written documentation of their decisions or an appeals process, leaving leasing physicians unable to challenge their decisions with the carrier or the state insurance department. Unregulated radiology benefit manager activities have and could continue to adversely affect our physician customers’ ability to receive reimbursement, therefore impacting our customers’ decision to utilize our Diagnostic Services imaging services.
Recently, we outsourced the manufacturing of the majority of the components associated with our nuclear gamma cameras to streamline operations and reduce costs. Outsourcing our manufacturing process may be difficult, could result in business disruptions caused by the outsource partner, and may not result in significant cost savings.
In September 2013, we announced an agreement to outsource the majority of our nuclear gamma camera production processes to a third party. We are now reliant on our third party manufacturer, which could expose us to any disruptions in their supply chain, processes, employees, and other underlying activities associated with their manufacturing process. Should we experience a disruption in their supplying of cameras, we may not be able to find a suitable alternative solution in a reasonable period of time which may cause a disruption in camera sales.

Manufacturing and providing service for our nuclear imaging cameras is highly dependent upon the availability of certain suppliers, thereby making us vulnerable to supply problems that could harm our business.
Our manufacturing process, even through an outsource manufacturer, and our after sale camera support business, relies on a limited number of third parties to supply certain key components of our products. Alternative sources of production and supply may not be readily available or may take several months to scale-up and develop effective production processes. If a disruption in the availability of parts or in the operations of our suppliers were to occur, our ability to have gamma cameras built as well as our ability to provide support could be materially adversely affected. We have developed backup plans and have alternative procedures should we experience a disruption. However, if these plans are unsuccessful, delays in the production and support of our gamma cameras for an extended period of time could cause a loss of revenue and/or higher production and support costs, which could significantly harm our business and results of operations.
Our Diagnostic Services operations are highly dependent upon the availability of certain radiopharmaceuticals, thereby making us vulnerable to supply problems and price fluctuations that could harm our business.
Our Diagnostic Service business involves the use of radiopharmaceuticals. There were significant disruptions in the international supply of these radiopharmaceuticals in 2010, which caused us to cancel services that would have otherwise been provided and this adversely affected our customers, as well as our financial condition in 2010. Since this event, we generally have had sufficient supply, but do experience short-term shortages from time to time. There are limited major nuclear reactors supplying medical radiopharmaceuticals worldwide; however, there is no guarantee that the reactors will remain in good repair and our supplier will have continuing access to ample supply of our radiopharmaceutical product. If we are unable to obtain an adequate supply of the necessary radiopharmaceuticals, we may be unable to utilize our personnel and equipment through our in-office service operations, or the volume of our services could decline and our business may be adversely affected. Shortages can also cause price increases that may not be accounted for in third party reimbursement rates, thereby causing us to lose margin or require us to pass increases on to our physician customers.
Our business is not widely diversified.
We provide our diagnostic services and sell our products primarily into the cardiac nuclear and ultrasound imaging private practice and in-office markets. We may not be able to leverage our assets and technology to diversify our products and services in order to generate revenue beyond the cardiac nuclear and ultrasound imaging private practice markets. If we are unable to diversify our product and service offerings, our financial condition may suffer.
We compete against businesses that have greater resources and different competitive strengths.
The market for cardiac nuclear imaging cameras is limited and has experienced some declines. Some of our competitors have greater resources and a more diverse product offering than we do. Some of our competitors also enjoy significant advantages over us, including greater brand recognition, greater financial and technical resources, established relationships with healthcare professionals, larger distribution networks, and greater resources for product development, as well as more extensive marketing and sales resources. If we are unable to expand our current market share, our revenues and related financial condition could decline.
In addition, our Diagnostic Services customers may switch to other service providers. Our Diagnostic Services segment, both in diagnostic imaging and cardiac event monitoring, compete against a variety of competitors, some of whom have the advantage of a lower cost structure, and in the case of diagnostic imaging, against imaging centers that install nuclear gamma cameras and make them available to physicians in their geographic vicinity. If these competitors are able to win significant portions of our business, our sales could decline significantly. Our financial condition could be adversely affected under such circumstances.
Our quarterly and annual financial results are difficult to predict and are likely to fluctuate from period to period.
We have historically experienced seasonality in our Diagnostic Services business, and in the past, volatility due to the changing health care environment, the variable supply of radiopharmaceuticals, and the downturns based on the changing U.S. economy. While our physicians are typically obligated to pay us for imaging days to which they have committed, our contracts permit some flexibility in scheduling when services are to be performed. We cannot predict with certainty the degree to which seasonal circumstances such as the summer slowdown, winter holiday vacations, and weather conditions may affect the results of our operations. We have also experienced fluctuations in demand of our cardiac nuclear gamma cameras due to economic conditions, capital budget availability, and other financial or business reasons. In addition, due to the way that customers in our target markets acquire our products, a large percentage of our camera orders are booked during the last month of each quarterly accounting period. As such, a delivery delay of only a few days may significantly impact quarter-to-quarter comparisons of our results of operations. Moreover, the sales cycle in our Diagnostic Imaging segment for cameras is typically lengthy, particularly in the hospital market, which may cause us to experience significant revenue fluctuations.
We spend considerable time and money complying with federal and state laws, regulations, and other rules, and if we are unable to comply with such laws, regulations, and other rules, we could face substantial penalties.
We are directly, or indirectly through our physician customers, subject to extensive regulation by both the federal government and the states in which we conduct our business, including: the federal Medicare and Medicaid anti-kickback laws and other Medicare laws, regulations, rules, manual provisions, and policies that prescribe requirements for coverage and payment for services performed by us and our physician customers; the federal False Claims statutes; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended in 2009 under the HITECH Act that places direct legal obligations and higher liability on us with respect to the security and handling of personal health information; the Stark Law; the federal Food, Drug and Cosmetic Act; federal and state radioactive materials laws; state food and drug and pharmacy laws and regulations; state laws that prohibit the practice of medicine by non-physicians and fee-splitting arrangements between physicians and non-physicians; state scope-of-practice laws; and federal rules prohibiting the mark-up of diagnostic tests to Medicare under certain circumstances. If our physician customers are unable or unwilling to comply with these statutes, regulations, rules, and policies, rates of our services and products could decline and our business could be harmed. Additionally, new government mandates will require us to provide a certain baseline of health benefits and premium contribution for our employees and their families or pay governmental penalties. Some of these costs are not tax deductible. We have opted to provide this coverage to our employee base in order to maintain retention of qualified medical technicians and other professionals rather than plan to pay penalties to the government. Either option will result in additional costs to us and could negatively impact our cash reserves.
We maintain a compliance program to identify and correct any compliance issues and remain in compliance with all applicable laws, to train employees, to audit and monitor our operations, and to achieve other compliance goals. Like most companies with compliance programs, we occasionally discover compliance concerns. In such cases, we take responsive action, including corrective measures when necessary. There can be no assurance that our responsive actions will insulate us from liability associated with any detected compliance concerns.
If our past or present operations are found to be in violation of any of the laws, regulations, rules, or policies described above or the other laws or regulations to which we or our customers are subject, we may be subject to civil and criminal penalties, damages, fines, exclusion from federal or state health care programs, or the curtailment or restructuring of our operations. Similarly, if our physician customers are found to be non-compliant with applicable laws, they may be subject to sanctions which could have a negative impact on us. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, and damage our reputation.
Health care policy changes may have a material adverse effect on us.
In response to perceived increases in health care costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators, and third-party payers to control these costs and, more generally, to reform the U.S. health care system. Certain of these proposals could limit the prices we are able to charge for our products or the amounts of reimbursement available for our products, and could limit the acceptance and availability of our products. The adoption of some or all of these proposals could have a material adverse effect on our financial position and results of operations.
A portion of our operations are located in a facility that may be at risk from fire, earthquakes, or other disasters.
Final assembly in our manufacturing process and significant portions of our inventory are located in a single facility in Poway, California, near known fire areas and earthquake fault zones. Future natural disasters could cause substantial delays in our operations and cause us to incur additional expenses. Although we have taken precautions to insure our facilities and continuing operations, as well as provide for offsite back-up of our information systems, this may not be adequate to cover our losses in any particular case. A disaster could significantly harm our business and results of operations.
The medical device industry is litigious, which could result in the diversion of our management’s time and efforts, and require us to pay damages which may not be covered by our insurance.
Our operations entail risks of claims or litigation relating to product liability, radioactive contamination, patent infringement, trade secret disclosure, warranty claims, vendor disputes, product recalls, property damage, misdiagnosis, breach of contract, personal injury, and death. Any litigation or claims against us, or claims we bring against others, may cause us to incur substantial costs, could place a significant strain on our financial resources, divert the attention of our management from our core business, and harm our reputation. We may incur significant liability in the event of any such litigation, regardless of the merit of the action. If we are unable to obtain insurance, or if our insurance is inadequate to cover claims, our cash reserves and other assets could be negatively impacted. Additionally, costs associated with maintaining our insurance could become prohibitively expensive, and our ability to become or remain profitable could be diminished.
Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain.
Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our products. Any patents we have obtained or do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may attempt to challenge or invalidate our patents, or may be able to design alternative techniques or devices that avoid infringement of our patents, or develop products with functionalities that are comparable to ours. In the event a competitor infringes upon our patent or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from our management. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against challenges from others.
We may not be able to achieve the anticipated synergies and benefits from business acquisitions.
Part of our ongoing business strategy is to acquire businesses that we believe can complement our current business activities, both financially and strategically. Acquisitions include many complexities, which can include, but are not limited to, risks associated with the acquired business’ past activities, loss of customers, regulatory changes that are not anticipated, difficulties in integrating personnel and human resource programs, integrating ERP systems and other infrastructures, and general under performance of the business under Digirad control versus the prior owners. There is no guarantee that our acquisitions will increase the profitability and cash flow of Digirad, and our efforts could cause unforeseen complexities and additional cash outflows, including financial losses.
We may make financial investment in other businesses that may lose value.
As we look for the best ways to deploy our capital and maximize our returns for our businesses and shareholders, we may make financial investments in other businesses or processes for purposes of enhancing our supply chain, creating financial returns, strategic developments, or other purposes. These investments may be speculative in nature, and there is no guarantee that we will experience a financial return and we may lose our entire principal balance if not successful.
Risks Related to Our Common Stock
Our common stock has a low trading volume and our option plan could affect the trading price of our common stock.
Our common stock historically has had a low trading volume. Any significant sales of our common stock may cause volatility in our stock price. We also have registered shares of common stock that we may issue under our employee benefit plans or from our treasury stock. Accordingly, these shares can be freely sold in the public market upon issuance, subject to restrictions under the securities laws. If any of these stockholders, or other selling stockholders, cause a large number of securities to be sold in the public market without a corresponding demand, the sales could reduce the trading price of our common stock. One or more stockholders holding a significant amount of our common stock might be able to significantly influence matters requiring approval by our stockholders, possibly including the election of directors and the approval of mergers or other business combination transactions.
We adopted a tax benefits preservation plan, designed to preserve the value of certain income tax assets, primarily tax net operating loss carryforwards (NOLs), which may discourage acquisition and sale of large blocks of our stock and may result in significant dilution for certain stockholders.
We have adopted a tax benefits preservation plan in the form of a Section 382 Rights Agreement (the 382 Agreement). The 382 Agreement is designed to preserve stockholder value and the value of certain income tax assets primarily associated with NOLs by acting as a deterrent to any person acquiring beneficial ownership of 4.99% or more of the Company’s outstanding common stock without the approval of the Board. The 382 Agreement may discourage existing 5% stockholders from selling their interest in a single block which may impact the liquidity of the Company’s common stock, may deter institutional investors from investing in our stock, and may deter potential acquirers from making premium offers to acquire the Company, factors which may depress the market price of our stock.

Anti-takeover provisions in our organizational documents and Delaware law may prevent or delay removal of current management or a change in control.
Our restated certificate of incorporation and restated bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock, and adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests, or changes in control.

FORWARD-LOOKING STATEMENTS
This prospectus and each prospectus supplement includes and incorporates forward-looking statements. All statements, other than statements of historical fact, included or incorporated in this prospectus or any prospectus supplement regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, technological innovations, future products or product development, product development strategies, potential acquisitions or strategic alliances, the success of particular product or marketing programs, the amount of revenue generated as a result of sales to significant customers, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions are intended to identify forward-looking statements.
Actual results or events could differ materially from the forward-looking statements we make. Among the factors that could cause actual results to differ materially are the factors discussed in the sections entitled “Risk Factors” contained in this prospectus and each prospectus supplement, as well as in our annual report on Form 10-K for the fiscal year ended December 31, 2014, our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2015 and other filings (including subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q) filed with the SEC. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected, or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement, or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement, or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events, or otherwise, except as required by U.S. federal securities law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

USE OF PROCEEDS
All proceeds from the disposition of the common stock covered by this prospectus will go to the selling stockholders. We will not receive any proceeds from the disposition of the common stock by the selling stockholders. See “Plan of Distribution.”
The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear the costs, fees and expenses incurred to effect the registration of the shares covered by this prospectus, including all registration and filing fees, NASDAQ Global Market fees and fees and expenses of counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS
The following table sets forth the name of each selling stockholder, the number of shares beneficially owned by each selling stockholder, the number of shares that may be offered under this prospectus and the number of shares of common stock owned by each selling stockholder after the offering is completed. All the shares offered under this prospectus were acquired by the selling stockholders pursuant to the Merger Agreement. Except as otherwise noted below or in connection with the Merger, no selling stockholders has been an officer, director or had any material relationship with us within the past three years. All information with respect to beneficial ownership is based upon information obtained from the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time. The selling stockholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below, as well as their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.
Assuming all of the shares of common stock being registered for resale are sold, and assuming the selling stockholders do not purchase additional shares in the interim, the selling stockholders will not own any shares of our common stock after completion of this offering.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock / Percentage of Class to Be Beneficially Owned After Completion of the Offering
Keenan - Thornton Family Trust(1)	335,500	335,500	0/0%
David E. Keenan(2)	91,500	91,500	0/0%
Samia M. Arram(3)	183,000	183,000	0/0%

(1) The trustees of the Keenan - Thornton Family Trust are Michael Keenan and Cynthia Thornton. Prior to the Merger, Michael Keenan was a director and the President, Chief Executive Officer and Secretary of MD Office Solutions. Michael Keenan does not have a position with the Company or MD Office Solutions following the Merger.

(2) Prior to the Merger, David Keenan was the Chief Financial Officer and Treasurer of MD Office Solutions. David Keenan is currently the Finance Director of MD Office Solutions.

(3) Prior to the Merger, Samia Arram was the Chief Operating Officer of MD Office Solutions. Samia Arram is currently the Business Director of MD Office Solutions.

Our registration of the shares included in this prospectus does not necessarily mean that the selling stockholders will opt to sell any of the shares offered hereby. The shares covered by this prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

PLAN OF DISTRIBUTION
We are registering pursuant to this prospectus a total of 610,000 shares of common stock on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	sales on the NASDAQ Global Market or any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.
A selling stockholders that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement.
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
Pursuant to, and in accordance with the terms of, the Registration Rights Agreement (i) we have agreed to indemnify the selling stockholders (and their respective officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls such selling stockholders (within the meaning of the Securities Act)), against certain liabilities, including liabilities under the Securities Act, relating to the registration of the shares offered by this prospectus, or the selling stockholders may be entitled to contribution if indemnification is unavailable or insufficient, and (ii) the selling stockholders have agreed to indemnify us (including our directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the Securities Act)) against certain liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus or the registration statement that includes this prospectus, or we may be entitled to contribution if indemnification is unavailable or insufficient.
Pursuant to the Registration Rights Agreement, we have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date on which all of the shares of common stock covered by the registration statement have been sold, and (ii) the date on which all of the shares of common stock covered by the registration statement may be sold by the selling stockholders pursuant to Rule 144 under the Securities Act without any volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public company information requirement under Rule 144.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable.
We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 6, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 1, 2015;

•
Current Reports on Form 8-K filed with the SEC on: January 15, 2015, and March 6, 2015 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

•	Definitive Proxy Statement on Schedule 14A (other than the portions thereof which are furnished and not filed), filed with the SEC on March 27, 2015; and

•
The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed under Section 12(g) of the Exchange Act on June 3, 2004, including any subsequent amendment or report filed for the purpose of updating or amending such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents or reports that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to our corporate Secretary at: Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024, or you may call us at: 858-726-1600.
Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies, or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any accompanying prospectus supplement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports; proxy statements; and other information with the SEC under the Securities Exchange Act. Through our website at www.digirad.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Other information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus or any accompanying prospectus supplement. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.
This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above or at the SEC’s website described above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.        Other Expenses of Issuance and Distribution.
The following table sets forth the fees and expenses payable by the registrant in connection with the offering described in the registration statement. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be Paid
SEC Registration Fee	$316
Accountants’ Fees and Expenses	7,500
Legal Fees and Expenses	15,000
Miscellaneous Fees and Expenses	5,000
Total	$27,816
Item 15.        Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Digirad has adopted provisions in its Restated Certificate of Incorporation that eliminate the personal liability of its directors for a breach of their fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to Digirad or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.
These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Digirad’s Restated Certificate of Incorporation also authorizes Digirad to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, Digirad’s restated bylaws provide that:

•	Digirad may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
Digirad may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in its restated bylaws are not exclusive.
Digirad has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.
We have entered into indemnification agreements with each of our directors and with certain officers of Digirad. The indemnification agreements contractually obligate Digirad to indemnify each director and officer party to such indemnification agreements and to advance expenses on behalf of each such director or officer. Our obligations under the indemnification agreements are in addition to any other rights the indemnified director or officer may otherwise be entitled to by operation of law, vote of Digirad’s stockholders or directors or otherwise (including under our Restated Certificate of Incorporation and amended and restated).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Pursuant to, and in accordance with the terms of, the Registration Rights Agreement (i) we have agreed to indemnify the selling stockholders (and their respective officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls such selling stockholders (within the meaning of the Securities Act)), against certain liabilities, including liabilities under the Securities Act, relating to the registration of the shares offered by the prospectus included in this registration statement, or the selling stockholders may be entitled to contribution, and (ii) the selling stockholders have agreed to indemnify us (including our directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the Securities Act)) against certain liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this registration statement or in the prospectus included in this registration statement, or we may be entitled to contribution.

Item 16.    Exhibits.

Exhibit Number	Description of Exhibits
2.1
Asset Purchase Agreement, by and between Digirad Corporation, Digirad Imaging Solutions, Inc., Digirad Ultrascan Solutions, Inc. and Ultrascan, Inc. dated May 1, 2007 (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed with the Commission on May 7, 2007.)

2.2
Asset Purchase Agreement, dated February 2, 2009, by and among the Company, Digirad Imaging Solutions, Inc. and MD Office Solutions (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on February 6, 2009.)

2.3
Asset Purchase Agreement, dated as of March 2, 2009, by and among Digirad Imaging Solutions, Inc. Daniel D. Rice, Denise Nelson, Greg Nelson and Antigua Medical Services, LLC (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 4, 2009.)

2.4
Membership Interest Purchase Agreement, dated March 13, 2014 by and among Digirad Imaging Solutions, Inc. and the Sellers party thereto (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 14, 2014.)

2.5
Agreement of Merger and Plan of Reorganization, dated March 5, 2015 by and between Digirad Corporation, Maleah Incorporated, MD Office Solutions, Inc. and the Stockholders party thereto (Incorporated by reference to the Exhibit 10.1 to the Company’s report on Form 8-K filed with the Commission on March 6, 2015).

3.1	Restated Certificate of Incorporation of Digirad Corporation (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 3, 2006.)

3.2	Amended and Restated Bylaws of Digirad Corporation (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on May 9, 2007.)

3.3
Certificate of Designation of Rights, Preferences and Privileges of Series B Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on May 24, 2013.)

4.1
Form of Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-113760) originally filed with the Commission on March 19, 2004, as amended thereafter)

4.2
Tax Benefit Preservation Plan by and between Digirad Corporation and American Stock Transfer & Trust Company, dated as of May 23, 2013 (Incorporated by re reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on May 24, 2013.)

4.3
First Amendment to Tax Benefit Preservation Plan, dated November 11, 2013, by and between the Company and American Stock Transfer & Trust Company, LLC (Incorporated by reference to Exhibit 10.26 to the Company's report on Form 10-K filed with the Commission on March 20, 2014.)

5.1*	Opinion of Olshan Frome Wolosky LLP

10.1
Registration Rights Agreement, dated March 5, 2015, by and among the Company, Keenan - Thornton Family Trust, David E. Keenan and Samia M. Arram. (Incorporated by reference to Exhibit 10.1 to the Company’s report on Form 10-Q filed with the Commission on May 1, 2015).

23.1*	Consent of Olshan Frome Wolosky LLP (contained in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of the Registration Statement)
______________________
*    Filed herewith.

Item 17.    Undertakings.
A.    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post‑effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on the 1st day of May, 2015.

DIGIRAD CORPORATION

By:	/S/ MATTHEW G. MOLCHAN
Matthew G. Molchan
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS , that each person whose signature appears below constitutes and appoints jointly and severally, Matthew G. Molchan and Jeffry R. Keyes and each one of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their, his, or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/S/ MATTHEW G. MOLCHAN	President, Chief Executive Officer,	May 1, 2015
Matthew G. Molchan	and Director (Principal Executive Officer)

/S/ JEFFRY R. KEYES	Chief Financial Officer	May 1, 2015
Jeffry R. Keyes	(Principal Accounting and Financial Officer)

/S/ JEFFREY E. EBERWEIN	Director	May 1, 2015
Jeffrey E. Eberwein

/S/ JOHN M. CLIMACO	Director	May 1, 2015
John M. Climaco

/S/ CHARLES M. GILLMAN	Director	May 1, 2015
Charles M. Gillman

/S/ JOHN W. SAYWARD	Director	May 1, 2015
John W. Sayward

/S/ MICHAEL A. CUNNION	Director	May 1, 2015
Michael A. Cunnion

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1
Asset Purchase Agreement, by and between Digirad Corporation, Digirad Imaging Solutions, Inc., Digirad Ultrascan Solutions, Inc. and Ultrascan, Inc. dated May 1, 2007 (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed with the Commission on May 7, 2007.)

2.2
Asset Purchase Agreement, dated February 2, 2009, by and among the Company, Digirad Imaging Solutions, Inc. and MD Office Solutions (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on February 6, 2009.)

2.3
Asset Purchase Agreement, dated as of March 2, 2009, by and among Digirad Imaging Solutions, Inc. Daniel D. Rice, Denise Nelson, Greg Nelson and Antigua Medical Services, LLC (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 4, 2009.)

2.4
Membership Interest Purchase Agreement, dated March 13, 2014 by and among Digirad Imaging Solutions, Inc. and the Sellers party thereto (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 14, 2014.)

2.5
Agreement of Merger and Plan of Reorganization, dated March 5, 2015 by and between Digirad Corporation, Maleah Incorporated, MD Office Solutions, Inc. and the Stockholders party thereto (Incorporated by reference to the Exhibit 10.1 to the Company’s report on Form 8-K filed with the Commission on March 6, 2015).

3.1	Restated Certificate of Incorporation of Digirad Corporation (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 3, 2006.)

3.2	Amended and Restated Bylaws of Digirad Corporation (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on May 9, 2007.)

3.3
Certificate of Designation of Rights, Preferences and Privileges of Series B Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on May 24, 2013.)

4.1
Form of Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-113760) originally filed with the Commission on March 19, 2004, as amended thereafter)

4.2
Tax Benefit Preservation Plan by and between Digirad Corporation and American Stock Transfer & Trust Company, dated as of May 23, 2013 (Incorporated by re reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on May 24, 2013.)

4.3
First Amendment to Tax Benefit Preservation Plan, dated November 11, 2013, by and between the Company and American Stock Transfer & Trust Company, LLC (Incorporated by reference to Exhibit 10.26 to the Company's report on Form 10-K filed with the Commission on March 20, 2014.)

5.1*	Opinion of Olshan Frome Wolosky LLP

10.1
Registration Rights Agreement, dated March 5, 2015, by and among the Company, Keenan - Thornton Family Trust, David E. Keenan and Samia M. Arram. (Incorporated by reference to Exhibit 10.1 to the Company’s report on Form 10-Q filed with the Commission on May 1, 2015).

23.1*	Consent of Olshan Frome Wolosky LLP (contained in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of the Registration Statement)
____________________
*    Filed herewith.